Audit Committee Report

Board of Directors
Explorations Group, Inc.
5185 SE 20th Street
Ocala, FL 34471

Re: Audit Committee Report

Ladies and Gentlemen:

     Pursuant  to the  requirements  of  Regulation  S-B  (Reg.ss.228.306),  the
undersigned  member  of  the  Audit  Committee  for  Explorations   Group,  Inc.
("Committee") certify as follows:

(1) The Committee has reviewed and discussed with management the audited financial statements for the year ended September 30, 2002;

(2) The Committee has discussed with the independent auditors the matters required to be discussed by SAS 61, as may be modified or supplemented;

(3) The Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independent Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountants the independent accountants' independence; and

(4)  Based on the review and  discussion  referred to in paragraphs  (1) through
     (3) above, the Committee recommends to the Board of Directors that the audited financial statements for the year ended December 31, 2002, be included in Explorations Group, Inc. Annual Report on Form 10-KSB (17 CFR 249.310b) for filing with the Securities and Exchange Commission.


Very truly yours,

Explorations Group, Inc. Audit Committee

/s/ Steve Adelstein
-------------------------
Steve Adelstein
Committee Chairman



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